Exhibit 99.2

Sunrise & Health Care REIT Agreement

Community Talking Points

August 2012

About the Announcement

•                  Sunrise announced that it has entered into an agreement with Health Care REIT to acquire the company for $14.50 per share in cash. As part of this transaction, Health Care REIT will assume ownership of Sunrise’s real estate assets, and we expect Sunrise will become an operations-only company that will likely not be public.

•                  This announcement should have virtually no impact on Sunrise’s day-to-day operations.

•                  As an operations-only company, Sunrise will focus all of its time and energy on running and growing the business to ensure we are providing our residents with the very best care and home.

•                  Throughout the past 30 years, both as a private and a public company, Sunrise has pioneered new senior living options that have improved the quality of life for hundreds of thousands of seniors and their families.

•                  This transaction is subject to approval by Sunrise’s shareholders and we expect it to close in the first half of 2013, subject to normal closing conditions.

For Current & Prospective Residents & Families

•                  This announcement should have virtually no impact to operations at our community. You should experience little to no change as a result of this announcement.

•                  We continue to focus on providing all of our residents with the best possible home, and you should expect the same level of superior service, care and integrity that you have come to expect from Sunrise.

•                  In our 30-year history, we have operated successfully both as a public and private company, and we will continue to work each day to fulfill our mission of championing the quality of life for all seniors.

•                  For more information on this transaction, we encourage you to visit the Investor Relations section of our website – www.sunriseseniorliving.com.

For Team Members

•                  Your job will not change during this transaction period and the important work you all do every day serving our residents and each other does not and will not change as a result of this announcement.

•                  Regardless of the announcement, we still have more than 30,000 residents who depend on the high-quality care and service that has been a hallmark of Sunrise for more than 30 years.

•                  We understand this news may come as a surprise to you, but we are relying on you to continue serving our residents with the very best care and service. Sunrise has the best team and we need to continue focusing on doing what we do every day even better.

•                  The need to serve our more than 30,000 residents and families every day will continue regardless of this transaction.

•                  We are committed to keeping you as informed as possible during this transaction period.